FINANCIAL STATEMENTS AND
INDEPENDENT AUDITORS' REPORT

BOONVILLE ASSOCIATES I,
LIMITED PARTNERSHIP
MHDC PROJECT NO.: 00-100-HCT

DECEMBER 31, 2008 AND 2007

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

Reznick Group, P.C. 4711 W. Golf Road Suite 200 Skokie, IL 60076-1236	Tel: (847) 324-7500 Fax: (847) 324-7501 www.reznickgroup,com

INDEPENDENT AUDITORS' REPORT

To the Partners
Boonville Associates 1, Limited Partnership

We have audited the accompanying balance sheets of Boonville Associates I, Limited Partnership (a Missouri Limited Partnership) as of December 31, 2008 and 2007, and the related statements of operations, partners' equity (deficit) and cash flows for the three years ended December 31, 2008, 2007, and 2006. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Controller General of the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over the financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boonville Associates I, Limited Partnership as of December 31, 2008 and 2007, and the results of its operations, the change in partners' equity (deficit) and its cash flows for the three years ended December 31, 2008, 2007, and 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information on pages 20 through 26 is presented for purposes of additional analysis and is not a required part of the basic financial statements of the Partnership. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ Reznick Group, P. C.
Skokie, Illinois June 23, 2009

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEETS

December 31, 2008 and 2007

ASSETS

CURRENT ASSETS		2008	2007
1120	Cash - operations	$5,929	$5,211
1130	Tenant accounts receivable	3,434	1,106
1135	Accounts receivable - subsidy	517	-
1200	Miscellaneous prepaid expenses	5,062	4,943

1100T	Total current assets	14,942	11,260

DEPOSITS HELD IN TRUST - FUNDED
1191	Tenant security deposits held in trust fund	10,312	10,235

RESTRICTED DEPOSITS AND FUNDED RESERVES
1310	Escrow deposits	4,965	6,317
1320	Replacement reserve	101,267	84,171
1330	Other reserves	36,315	45,593

1300	Total deposits	142,547	136,081

FIXED ASSETS
1410	Land	165,000	165,000
1420	Buildings and improvements	3,601,152	3,601,152
1440	Equipment	34,237	34,237
1460	Furniture and fixtures	114,715	114,715

1400T	Total fixed assets	3,915,104	3,915,104

1495	Less: Accumulated depreciation	1,104,885	967,401

1400N	Net fixed assets	2,810,219	2,947,703

1000T	Total assets	$2,978,020	$3,105,279

(continued)

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

BALANCE SHEETS - CONTINUED

December 31, 2008 and 2007

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

		2008	2007
CURRENT LIABILITIES
2110	Accounts payable - operations	$14,242	$1,861
2120	Accrued wages payable	-	1,491
2131	Accrued interest payable - first mortgage	533	554
2170	Mortgage payable - first mortgage (short-term)	24,974	24,729
2190	Accrued expenses	7,737	6,500
2210	Prepaid revenue	952	71

2122T	Total current liabilities	48,438	35,206

DEPOSITS LIABILITY
2191	Tenant security deposits (contra)	7,456	9,000

LONG-TERM LIABILITIES
2123	Accrued reporting fee payable	2,000	1,000
2320	Mortgage payable - first mortgage	615,075	640,049
2323	Other loans and notes payable - surplus cash	4,262	4,262

2300T	Total long-term liabilities	621,337	645,311

2000T	Total liabilities	677,231	689,517

	CONTINGENCY	-	-

3130	PARTNERS' EQUITY (DEFICIT)	2,300,789	2,415,762

2033T	Total liabilities and partners' equity (deficit)	$2,978,020	$3,105,279

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

STATEMENTS OF OPERATIONS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Revenue
Rental income, net of vacancies and concessions	$166,779	$173,076	$172,322
Interest income	-	2,730	-
Other income	16,137	7,478	7,158

Total revenue	182,916	183,284	179,480

Operating expenses
Administrative	63,709	54,519	49,999
Utilities	18,652	16,452	15,658
Operating and maintenance	43,127	47,304	38,244
Taxes and Insurance	27,403	24,217	17,594
Financial	6,514	6,761	7,598
Corporate or mortgagor entity	1,000	1,000	-
Depreciation	137,484	146,648	146,770

Total expenses	297,889	296,901	275,863

Net loss	$(114,973)	$(113,617)	$(96,383	),

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-I-ICT

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

Years ended December 31, 2008, 2007 and 2006

Account No.		CMCA	WNC Tax Credit Fund VI	WNC Housing L.P.	WNC Missouri Tax Credits XXXI, L.P.	Total

	Balance, December 31, 2005	(57)	$1,627,388	$163	$999,260	$2,626,754

	Net loss	(10)	(96,353)	(10)	(10)	(96,383)

	Balance, December 31, 2006	(67)	1,531,035	153	999,250	2,530,371

	Distributions	-	(992)	-	-	(992)

	Net loss	(11)	(113,584)	(11)	(11)	(113,617)

	Balance, December 31, 2007	(78)	1,416,459	142	999,239	2,415,762

3250	Net income (loss)	(11)	(114,940)	(11)	(11)	(114,973)

3130	Balance, December 31, 2008	(89)	$1,301,519	$131	$999,228	$2,300,789

	Partners' percentage of losses	0.01%	99.97%	0.01%	0.01%	100%

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00- I 00-HCT

STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash flows from operating activities
Net loss	$(114,973)	$(113,617)	$(96,383)
Reconciliation of net loss to net cash provided by operating activities
Depreciation	137,484	146,648	146,770
Increase in prepaid insurance	(119)	-	(120)
Decrease (Increase) in accounts receivable - tenants	(2,328)	(352)	3,070
Decrease (Increase) in accounts receivable - subsidy	(517)	-	-
Decrease (Increase) in accounts receivable - other	-	5,786	(5,786)
Decrease (Increase) in tax and insurance escrow	1,352	(1,334)	799
Increase (Decrease) in prepaid rent	881	71	(2,515)
Increase in accounts payable and accrued expenses	11,851	2,995	(49)
Increased (Decrease) in accrued reporting fees	1,000	(1,271)	(228)
Increase (Decrease) in tenant security deposits payable, net	(1,621)	(386)	58
Increase in utility deposits	275	-	-
Decrease in construction incentive fee	-	(1,842)	(13,158)
Decrease in accrued interest payable	(21)	(20)	574

Net cash provided by operating activities	33,264	36,678	33,032

Cash flows from investing activities
Net deposits to (withdrawals from) restricted reserves	(7,818)	(16,926)	(12,997)

Net cash used in investing activities	(7,818)	(16,926)	(12,997)

Cash flows from financing activities
Distributions to partners	-	(992)	-
Principal repayments of mortgage note payable	(24,729)	(24,482)	(24,240)
Repayment of developer advances	-	(10,033)	-

Net cash used in financing activities	(24,729)	(35,507)	(24,240)

NET INCREASE (DECREASE) IN CASH	717	(15,755)	(4,205)

Cash, beginning of year	5,212	20,966	25,171

Cash, end of year	$5,929	$5,211	$20,966

Supplemental disclosure of cash flow information
Cash paid for interest during the year	$6,535	$6,781	$7,598

See notes to financial statements

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS

December 31, 2008 and 2007

NOTE 1 - NATURE OF OPERATIONS

Boonville Associates I, Limited Partnership (the Partnership) was formed on September 11, 2000, under the laws of the State of Missouri, for the purpose of acquiring, constructing, holding, and operating a 48-unit residential apartment complex known as Rankin Mill Apartments, MHDC No. 00-100-HCT (the Project). Rental operations began in August, 2001. The Project is intended primarily for low and moderate income tenants in Boonville, Missouri. The Project is regulated by the Missouri Housing Development Commission (MHDC) as to rent charges and operating methods.

The Partnership terminates December 31, 2050, unless dissolved earlier upon the sale of substantially all of the Partnership's real property.

Agreements with MHDC provide for the regulation of rental charges, restrictions on the disposition of property, and limitations on annual cash distributions to Partners.

The Partnership has received an allocation of low-income housing tax credits from the State of Missouri totaling $3,028,220. Each building of the project has qualified for and been allocated low-income housing tax credits pursuant to Internal Revenue Code Section 42, (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. Each building of the project must meet the provisions of these regulations during each of 15 consecutive years in order to remain qualified to receive the credits. The credit allocation will be allowed annually in the amount of $302,822 for ten years if the project remains in compliance.

In addition, the Partnership has been allocated state low-income housing tax credits. In order to qualify for the credits, the Partnership must maintain compliance with certain requirements. The Partnership has executed a regulatory agreement with the Missouri State Housing Development Authority which requires the operation of the project pursuant to Section 42 for a minimum of 30 years. This requirement is binding on any transferee during this compliance period.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Capitalization and Depreciation

Land, buildings and improvements, equipment, and furniture and fixtures are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed.

The assets are depreciated over their estimated service lives. The estimated service lives of the assets for depreciation purposes, which may be different than their actual economic useful lives, are as follows:

	Estimated life	Method
Buildings	27.5 years	Straight-line
Furniture, fixtures, equipment	5 years	Straight-line

Rental Income and Prepaid Rents

Rental income is recognized for apartment rentals as it is earned. Advance receipts of rental income are deferred and classified as liabilities until earned. All leases between the Partnership and the tenants of the property are operating leases.

Accounts Receivable and Bad Debts

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Advertising Costs

Advertising costs are charged to operations as incurred.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income passes through to, and is reportable by, the Partners individually.

In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes" an interpretation of FASB Statement No. 109. The effective date of FIN 48 was for fiscal years beginning after December 15, 2006. The effective date was delayed in 2007 and was delayed again in 2008 for nonpublic companies. The new effective date for FIN 48 for nonpublic companies is for fiscal years beginning after December 15, 2008. The Partnership has elected to defer application of FIN 48, as permitted by FSP FIN 48-3, "Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises," until 2009. The Partnership does not anticipate that the provisions of FIN 48 will have any significant impact on its financial statements. However, additional disclosures may be required of situations, if any, where the Partnership's tax positions are considered uncertain. Currently, the FASB is deliberating the manner and extent to which pass-through entities such as the Partnership will need to apply the provisions of FIN 48.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standard No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," the Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the years ended December 31, 2008, 2007 and 2006.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

NOTE 3 - CASH

The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts.

Management believes the Partnership is not exposed to any significant credit risk on cash.

NOTE 4 - TENANT SECURITY DEPOSITS

Missouri Housing Development Commission (MHDC) regulations require that security deposits be segregated from the general funds of the Partnership. Accordingly, the Partnership holds all security deposit funds in a separate, interest-bearing account.

NOTE 5 - ESCROW DEPOSITS AND RESTRICTED RESERVES

According to the partnership loan and other regulatory agreements, the Partnership is required to maintain certain escrow deposits and restricted reserves. The following schedule shows the activity in such accounts during 2008 and 2007.

The Partnership was required to fund an operating reserve in the initial amount of $12,000 from Limited Partner capital contributions. The operating reserve has been funded as required.

According to the Regulatory Agreement, the Partnership is required to fund a replacement reserve in the amount of $1,200 a month. Any disbursements from the replacement reserve exceeding $100 need to be approved by MHDC. As of December 31, 2008 and 2007, the replacement reserve has been funded as required.

According to the Partnership Agreement, the Partnership was required to fund a program reserve, in the initial amount of $52,500, from limited partner capital contributions. The program reserve has been funded as required.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

	Balance January 1, 2008	Additions and interest	Withdrawals	2008
Insurance and real estate tax escrow	$6,317	$16,396	17,748	4,965
Replacement reserve	84,171	17,096		101,267
Operating reserve	2,973	60		3,033
Program reserve	40,616		9,379	31,237
Other escrows	2,004	41		2,045
Total	$136,081	$33,593	27,127	$142,547

	Balance January 1, 2007	Additions and interest	Withdrawals	Balance December 31, 2007
Insurance escrow real estate tax escrow	$4,983	$18,832	$17,498	6,317
Replacement reserve	67,519	16,652		84,171
Operating reserve	2,900	73		2,973
Program reserve	40,464	152		40,616
Other escrows	1,955	49		2,004
Total	$117,821	35,758	$17,498	$136,081

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED\

December 31, 2008 and 2007

NOTE 6 - LONG-TERM DEBT

2008	2007
The mortgage note, dated September 12, 2000, is held by MHDC in the original amount of $810,000 and bears interest at 1% per annum. Monthly installments of $2,605 for principal and interest are based on a 30-year amortization of the original note balance. Payments began on December 1, 2001. The loan matures on November 1, 2031, at which time any unpaid principal and interest is due. The note is collateralized by real estate held for lease and an assignment of rents and leases. During 2006, the Partnership became non compliant on an IRC 42 income restricted unit, which violated a loan covenant. Subsequent to December 31, 2006 this non-compliance had been corrected. This covenant violation placed the loan in technical default, which was cured on February 28, 2007.
$640,049	$664,778

Aggregate scheduled maturities of long-term debt for the ensuing five years and thereafter are as follows:

Year ending December 31, 2009	$24,974
2010	25,225
2011	25,478
2012	25,734
2013	25,992
Thereafter	512,646

$640,049

NOTE 7 - RELATED PARTY TRANSACTIONS

According to the Partnership Agreement, the General Partner is entitled to an incentive management fee equal to 70% of remaining cash flow from operations after all unpaid amounts as defined in the Partnership Agreement are paid. This fee is expensed and paid one year in arrears. No such fee was incurred or paid in 2008, 2007, and 2006.

According to the Partnership Agreement, the Limited Partner is entitled to a cumulative annual reporting fee equal to 15% of remaining cash flow from operations, as defined, but in no event less than $1,000. Reporting fees incurred were $1,000 for both 2008 and 2007, and $2,271 for 2006. During 2007, $2,271 was paid; however, no payments were made in 2008 and 2006. As of December 31, 2008 and 2007, asset management fees payable were $2,000 and $1,000, respectively.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

Subsequent to the completion of construction, the developer, Capstone Development Group L.L.C., an unrelated party to the current general or limited partners), advanced funds to the partnership to pay construction costs payable. These advances are non interest bearing and to be repaid from available cash flow as stated in the partnership agreement. As of December 31, 2008 and 2007, $4,262 of developer advances remained payable each year.

NOTE 8 - PARTNERS AND PARTNERSHIP INTERESTS

The Partnership has one General Partner, Central Missouri Community Action, which has a .01% interest; one Limited Partner, WNC Housing Tax Credit Fund VI, L.P., which has a 99.97% interest; one Special Limited Partner, WNC Housing, L.P., which has a .01% interest; and one Missouri Limited Partner, WNC Missouri Tax Credits XXXI, L.P., which has a .01% interest.

In accordance with the Partnership Agreement, the Limited Partner was required to make capital contributions of $2,195,028, which have been fully paid. The Missouri Limited Partner was required to make capital contributions of $999,316, which have been fully paid. The Installments are subject to adjustments depending on certain conditions being met, primarily related to the amount and timing of low-income housing tax credits the Partnership is able to obtain.

NOTE 9 - PARTNERSHIP PROFITS; LOSSES, AND DISTRIBUTIONS

Generally, profits and losses are allocated to the Partners based upon their percentage of interest in the Partnership. Cash flow, as defined by the Partnership Agreement, generally is distributable as prioritized in the Partnership Agreement. Profits and losses arising from the sale, refinancing, or other disposition of all or substantially all of the Partnership's assets will be specially allocated as prioritized in the Partnership Agreement. Additionally, the Partnership Agreement provides for other instances in which a special allocation of profits, losses and distributions may be required.

Boonville Associates I, Limited Partnership
MHDC Project No.: 00-100-HCT

NOTES TO FINANCIAL STATEMENTS - CONTINUED

December 31, 2008 and 2007

NOTE 10 - CONTINGENCY

The Partnership's low-income housing tax credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance could result in an adjustment to the capital contributed by the Limited Partners.

NOTE 11 - ECONOMIC DEPENDENCY

The Partnership operates the property located in Missouri. Future operations could be affected by the change in economic or other conditions in the geographical area or by changes in the federal low-income housing subsidies or the demand for such housing.